United States
Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 15, 2005

Summa Industries

(Exact name of registrant as specified in its charter)

Delaware	1-7755	95-1240978
(State or other jurisdiction	(Commission	(I.R.S. employer
of incorporation)	file number)	identification number)

21250 Hawthorne Boulevard, Suite 500, Torrance, California 90503
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (310) 792-7024

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry Into a Material Definitive Agreement.

On July 15, 2005, the Board of Directors of Summa Industries (the “Company”) approved the acceleration of vesting of all unvested outstanding stock options previously granted to employees and officers of the Company under its 1995 Stock Option Plan, 1999 Stock Option Plan and Plastron Industries Acquisition Stock Option Plan having an exercise price greater than $7.38 per share, the closing price of a share of the Company’s Common Stock on such date as quoted by the Nasdaq National Market.

As a result of the acceleration, options to acquire approximately 243,000 shares of the Company’s Common Stock, which otherwise would have vested from time to time over the next forty-five months, became immediately exercisable, although out-of-the-money on the date of acceleration.  All other terms and conditions applicable to such outstanding stock options were unchanged.  Of the accelerated options, 168,250 are held by the Company’s named executive officers.

The Board of Directors considered several factors in determining to accelerate the vesting of these options, including primarily the effect on the Company’s reported stock option expense in future periods.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMA INDUSTRIES,
a Delaware corporation

Date: July 18, 2005	By:	/s/ James R. Swartwout
James R. Swartwout
President